Exhibit 2.6

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Moss Lake Gold Mines Ltd. ("Moss Lake" or the "Company")
8 King Street East
Suite 1305
Toronto, Ontario
M5C 1B5

Item 2	Date of Material Change

January 23, 2014

Item 3	News Release

A news release dated January 24, 2014 was issued through Canada Newswire at 12:15 p.m. (Eastern Standard Time) on January 24, 2014.

Item 4	Summary of Material Change

Moss Lake and Wesdome Gold Mines Ltd. ("Wesdome") entered into a business combination agreement (the "Agreement") pursuant to which Wesdome agree to acquire (the "Transaction") all of the issued and outstanding common shares of Moss Lake (the "Moss Lake Shares") that it does not already own. Pursuant to the terms of the Agreement, Moss Lake shareholders (the "Moss Lake Shareholders") (other than Wesdome and any dissenting Moss Lake Shareholders) will receive one common share of Wesdome (a "Wesdome Share") for every 3.85 Moss Lake Shares held.

Item 5.1	Full Description of Material Change

Moss Lake and Wesdome entered into the Agreement pursuant to which Wesdome agreed to acquire all of the issued and outstanding Moss Lake Shares that it does not already own. Wesdome currently owns 26,708,586 Moss Lake Shares, representing approximately 57.6% of the issued and outstanding Moss Lake Shares. The Transaction is subject to minority shareholder approval and to the other conditions set out below.

Pursuant to the terms of the Agreement, the Moss Lake Shareholders (other than Wesdome and any dissenting Moss Lake Shareholders) will receive one Wesdome Share for every 3.85 Moss Lake Shares held (the "Exchange Ratio").

The Transaction will be completed by way of a three-cornered amalgamation with a new subsidiary of Wesdome. Following completion of the Transaction, it is expected that Moss Lake will be a private company wholly-owned by Wesdome.

Based on the number of issued and outstanding Moss Lake Shares as of January 24, 2014, the date of the press release, and assuming there are no dissenting Moss Lake Shareholders, there will be approximately 5,279,505 Wesdome Shares issued to Moss Lake Shareholders as consideration for the Moss Lake Shares not already owned by Wesdome, representing approximately 5% of Wesdome's currently issued and outstanding shares on a non-diluted basis. Following completion of the Transaction, former Moss Lake Shareholders (other than Wesdome and any dissenting Moss Lake Shareholders) will own approximately 4.75% of the issued and outstanding Wesdome Shares on a non-diluted basis, based on their current shareholdings in Moss Lake. Pursuant to the Agreement, it is also expected that all outstanding stock options of Moss Lake will be converted into options to acquire Wesdome Shares, with the number of Wesdome options and the exercise price thereof being calculated based on the Exchange Ratio.

The board of directors of Moss Lake (the "Moss Lake Board") formed a committee of independent directors (the "Moss Lake Independent Committee") to consider the Transaction. Based on the recommendation of the Moss Lake Independent Committee, directors at a meeting of the Moss Lake Board unanimously recommended that Moss Lake Shareholders vote in favour of the Transaction.

Directors and officers of Moss Lake have entered into voting support agreements with Wesdome pursuant to which each such party has agreed to vote in favour of the Transaction. Such locked-up Moss Lake Shares represent approximately 9% of the issued and outstanding Moss Lake Shares on a non-diluted basis.

Directors at a meeting of the Wesdome board unanimously approved the Transaction. Strategic Rationale

The purpose of the Transaction is to consolidate important gold assets under one corporate roof for clarity and cost effectiveness moving forward.
Other Aspects of the Transaction Financial Advisors

Pollitt & Co. acted as financial advisor to Wesdome and Jennings Capital Inc. acted as financial advisor to Moss Lake in respect of the Transaction and provided the Moss Lake Independent Committee and Moss Lake Board with its opinion that, as of the date of the Agreement and subject to review of final documentation, the consideration to be received by the holders of Moss Lake Shares under the Transaction is fair, from a financial point of view, to such holders. A copy of the fairness opinion will be included in the information circular to be sent to Moss Lake Shareholders for the special meeting to be called to consider the Transaction.

MI 61-101

Wesdome currently owns approximately 57.6% of the issued and outstanding Moss Lake Shares. As such, Wesdome is considered a "related party" of Moss Lake in respect of the Transaction and the Transaction is considered to be a "business combination" for Moss Lake pursuant to Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions ("MI 61-101") and the policies of the TSX Venture Exchange (the "TSXV"). Moss Lake has determined that there is an exemption available from the formal valuation requirements of MI 61-101 applicable to business combinations because no securities of Moss Lake are listed or quoted for trading on a senior stock exchange.

Conditions to Closing

Completion of the Transaction is subject to a number of conditions, including: (i) a favourable vote of at least (A) 66 2/3% of the Moss Lake Shareholders; and (B) a simple majority of the votes cast by minority Moss Lake Shareholders, voted at a special meeting of shareholders expected to be held on or about April 8, 2014(the "Moss Lake Meeting") (ii) satisfactory completion of due diligence by Wesdome and Moss Lake; and (iii) other standard closing conditions.

Terms and Conditions of the Transaction

The terms and conditions of the Agreement will be disclosed in more detail in Moss Lake's management information circular, which is expected to be filed and mailed to Moss Lake Shareholders in March 2014.

Details regarding these and other terms of the Transaction are set out in the Agreement, which is available on SEDAR at www.sedar.com.

Forward Looking Statements

This material change report includes certain statements that constitute "forward-looking statements" and "forward-looking information" within the meaning of applicable securities laws (collectively, "forward-looking statements"). These statements include statements regarding Wesdome's or Moss Lake's intent, or the beliefs or current expectations of Wesdome's or Moss Make's directors and officers. Such statements are typically identified by words such as "believe", "anticipate", "estimate", "project", "intend", "expect", "may", "will", "plan", "should", "would", "contemplate", "possible", "attempts", "seeks" and similar expressions. Forward-looking statements may relate to Wesdome's or Moss Lake's future outlook and anticipated events or results.

By their very nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward-looking statements will not prove to be accurate. Do not unduly rely on forward-looking statements, as a number of important factors, many of which are beyond Wesdome's or Moss Lake's control, could cause actual results to differ materially from the estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to: (i) the inability of Moss Lake to obtain approval of the Transaction by the Moss Lake Shareholders at the Moss Lake Meeting; and (ii) the occurrence of any other event, change or circumstance that could give rise to the termination of the Agreement, or the delay of consummation of the Transaction or failure to complete the Transaction for any other reason.

Forward-looking statements speak only as of the date those statements are made. Except as required by applicable law, neither Wesdome nor Moss Lake assume any obligation to update, or to publicly announce the results of any change to, any forward-looking statement contained herein to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

Item 5.2	Disclosure for Restructuring Transactions

Not applicable.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable. This is not being filed on a confidential basis.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

The following executive officer of the Company is knowledgeable about the material change described herein and this material change report and may be contacted as follows:

George Mannard
President
Telephone: (416) 360-3743

Item 9	Date of Report

January 30, 2014.